Exhibit 99.1

            ARBOR REALTY TRUST ENTERS INTO AN AGREEMENT TO DISPOSE OF
                          450 WEST 33RD STREET PROPERTY

    UNIONDALE, N.Y., Feb. 14 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that the Company, as part of an investor group for the 450 West 33rd Street partnership, has entered into an agreement with Broadway Partners to transfer control of the underlying property at a value of approximately $664 million. The investor group, on a pro-rata basis, will retain an approximate 2% ownership interest in the property and 50% of the property's air rights.

    The Company currently has $45 million of mezzanine debt on the property and an equity and profits interest in the underlying partnership of approximately 29%. In addition, the Company has a preferred equity investment of approximately $2.7 million with a 12.5% return. As a result, the Company will receive approximately $75 to $85 million in proceeds upon completion of this transaction, depending on transaction costs. In addition, the Company is required to pay an incentive management fee to its manager of approximately $18 to $20 million, with a minimum of 25% of the fee to be paid in stock subject to certain REIT ownership limitations.

    It is anticipated that the Company will record in its financial statements a deferred gain on substantially all the proceeds received and the related incentive management fee payment as a prepaid expense. The transaction is structured to provide for a tax deferral for an estimated period of seven years. The Company intends to retain substantially all of the net proceeds and invest in new loans and investments generating increased core earnings. Broadway Partners has funded a $50 million deposit and the transaction is expected to close in the second quarter of 2007.

    The Company has scheduled a conference call to discuss this press release on Thursday, February 15, 2007 at 9:00 am ET. The dial-in numbers for the call are
(800) 798-2801 for domestic callers and (617) 614-6205 for international callers. Please use participant passcode 91015474.

    A live webcast of the conference call will be available online at http://www.arborrealtytrust.com/ in the investor relations area of the Web site. Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable free at www.real.com.

    After the live webcast, the call will remain available on the Company's Web site, www.arborrealtytrust.com, through Thursday, March 1, 2007. In addition, a telephonic replay of the call will be available until Thursday, March 1, 2007. The replay dial-in number is (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use passcode 30725299.

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

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    Safe Harbor Statement

    The information included in this press release was based on the significant terms of the agreement. The agreement is subject to certain closing conditions and the Company can make no assurances that this agreement will close timely or at all. In addition if the terms of this agreement are amended this may have a material impact on the economics of the transaction.

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2005 and its other reports filed with the SEC. Such forward- looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:
    Arbor Realty Trust, Inc.
    Paul Elenio, Chief Financial Officer
    516-832-7422
    pelenio@arbor.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bhabyan@arbor.com

    Investors:
    Stephanie Carrington/ Denise Roche
    The Ruth Group
    646-536-7017 / 7008
    scarrington@theruthgroup.com
    droche@theruthgroup.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             02/14/2007
    /CONTACT: Paul Elenio, Chief Financial Officer, +1-516-832-7422, pelenio@arbor.com, or Media, Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bhabyan@arbor.com, both of Arbor Realty Trust, Inc.; or Investors, Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group/
    /Web site: http://www.arborrealtytrust.com /
    (ABR)